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                       February 24, 2021

       Mary Jane Raymond
       Chief Financial Officer and Treasurer
       II-VI INC
       375 Saxonburg Blvd
       Saxonburg, PA 16056

                                                        Re: II-VI INC
                                                            Form 10-K for the
Fiscal Year ended June 30, 2020
                                                            File No. 001-39375

       Dear Ms. Raymond:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences